Exhibit 99.3

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251
(214) 368-2084	FAX (972) 367-3559

EXCO RESOURCES ANNOUNCES

AUTOMATIC CONVERSION OF PREFERRED STOCK

DALLAS, TEXAS, July 16, 2008…EXCO Resources, Inc. (NYSE: XCO) today announced that it will convert all outstanding shares of its Series A-1, Series B and Series C 7.0% Cumulative Convertible Perpetual Preferred Stock, par value $0.001 per share, and Series A-1 Hybrid Preferred Stock, par value $0.001 per share (collectively, the “Preferred Stock”), into its common stock, par value $0.001 per share (“Common Stock”), on July 18, 2008 (the “Conversion Date”).

Pursuant to the terms of the Preferred Stock, EXCO has the option to cause all or any portion of the Preferred Stock to be automatically converted into Common Stock. Prior to exercising this option, the volume weighted average price of the Common Stock must equal or exceed $33.25 for at least 20 trading days in any period of 30 consecutive trading days, including the last trading day of such 30-day period.

At the close of business on the Conversion Date, approximately 526.3 shares of Common Stock will be issued upon conversion of each share of Preferred Stock, plus cash in lieu of any fractional shares. Currently, there are 199,900 shares of Preferred Stock outstanding, which would result in the issuance of approximately 105.2 million shares of Common Stock upon conversion. After the conversion, EXCO will have approximately 210.9 million shares of Common Stock outstanding.  The conversion of the Preferred Stock has the effect of increasing the book value of shareholders’ equity by approximately $2.0 billion.

Additionally, holders of the Preferred Stock will receive a cash payment for any accrued but unpaid dividends of approximately $12.8 million with respect to the Preferred Stock through the Conversion Date. After the Conversion Date, dividends will cease to accrue on the Preferred Stock and all rights of the holders with respect to the Preferred Stock will terminate, except for the right to receive the whole shares of Common Stock issuable upon conversion, accrued dividends through the Conversion Date and cash in lieu of any fractional shares, as described above. The conversion of all outstanding shares of Preferred Stock into Common Stock will eliminate EXCO’s obligation to pay quarterly cash dividends of $35.0 million, resulting in annual dividend savings of $140.0 million.

A conversion notice will be express mailed to the holders of record of the Preferred Stock as of the close of business on the Conversion Date confirming EXCO’s election to convert the Preferred Stock. Continental Stock Transfer and Trust Company will serve as the conversion agent for the Preferred Stock. For further information about the conversion, please contact:

Continental Stock Transfer and Trust Company

Attention: Compliance Department

17 Battery Place, 8th Floor

New York, NY  10004

(212) 509-4000

EXCO Resources, Inc. is an oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, Ohio, Oklahoma,

Pennsylvania and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX  75251, telephone number (214) 368-2084, or by visiting EXCO’s website at http://www.excoresources.com.  EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.